CyberAmerica Corporation

                           8% Convertible Demand Note

Principle Amount: $134,843.75
Date:   March 31, 1998

         CyberAmerica Corporation, a corporation duly organized and validly existing under the laws of the State of Nevada (herein called the "Company"), for value received hereby promises to pay to A-Z Professional Consultants, Inc., a corporation duly organized and validly existing under the laws of the State of Utah ("Holder"), or order, the principle sum of one hundred thirty four thousand eight hundred forty three dollars and seventy five cents ($134,843.75).

         1. Payments. The Company acknowledges that during the fiscal year of 1997 A-Z Professional Consultants, Inc. performed consulting services for the Company which resulted in $134,843.75 in earned fees. The Company hereby promises to pay for these services in full, including the interest outlined in Paragraph 2. The entire unpaid principal and accrued interest thereon, if any, shall become immediately due and payable on demand but no later than March 31, 2003.

         2. Interest. The obligation shall bear simple interest which shall be at the rate of 8% per annum commencing on March 31, 1998, payable in full on the date of maturity.

         3. Type and Place of Payments. Payments of principal and interest shall be made in lawful money of the United States of America to the above-named
Holder at the principle office CyberAmerica Corporation, 268 West 400 South, Suite 300, Salt Lake City, Utah 84101, or at such other place as the holder hereof may from time to time designate in writing.

         4. Stock Conversion. The Company has the right, at its option, at any time after the original issuance of the Note and prior to the close of business on March 31, 2003, to convert the principal hereof or any portion of such principal into the number of shares of Company's Common Stock, as said shares shall be constituted at the date of conversion, obtained by dividing the principle amount of this Note or portion thereof to be converted by the Conversion Price of $ 0.125. No adjustment in respect of interest or dividends will be made upon any conversion. No fractional shares will be issued upon any conversion, but an adjustment in cash will be made in respect of any fraction of a share which would otherwise by issuable upon the surrender of the Note for conversion.
This right is exclusive to the Company.

         5. Prepayment. Advance payment or payments may be made on the principal, without penalty or forfeiture. There shall be no premium or penalty for any prepayment. This Note may be prepaid in whole or in part at any time without premium or penalty.


IN WITNESS WHEREOF, the Company has caused this Note to be duly executed under its corporate seal.


Dated: March 31, 1998                                   CyberAmerica Corporation


                                               By: /s/ Richard Surber
                                                    Richard D. Surber, President


STATE OF UTAH            )
                         ) : ss
COUNTY OF SALT LAKE      )

Before me, a Notary Public of said State, on the 31st day of March, 1998, personally appeared, to me known to be the person who signed the foregoing Promissory Note the President of CyberAmerica Corporation, a Nevada Corporation, who being duly sworn, acknowledged that they signed the same individually by voluntary act and deed, for the uses and purposes therein expressed, and that the facts stated therein are true.

                                            WITNESSETH MY HAND AND OFFICIAL SEAL


                                                       /s/ Steven A. Mallery
                                                     ---------------------------
                                                      Notary Public